Exhibit 10.3

COMPENSATION FOR NON-EMPLOYEE DIRECTORS
As of September 1, 2010

The Nominating and Governance Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Nominating and Governance Committee and approved by the Board of Directors as of September 1, 2010.

Non-employee directors are entitled to receive the following cash consideration for their services:

•	an annual retainer of $75,000,
•	an additional annual retainer of $25,000 for the lead director,
•	an additional annual retainer of $15,000 for the chair of the Audit Committee,
•	an additional annual retainer of $10,000 for the chair of any other committees, and
•	$2,000 for each Board or committee meeting attended.

In addition, each non-employee director receives an annual award of $75,000 in deferred stock units pursuant to the current award program under the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”).  For 2010, the number of deferred stock units for this annual award was determined based on the closing price of the Company’s common stock on the second trading day following the Company’s first quarter earnings announcement.

Non-employee directors are also entitled under the 2008 Plan to defer 25%, 50%, 75% or 100% of their directors fees and receive deferred stock units in lieu thereof. Each deferred stock unit entitles the director to receive one share of common stock at a time following the director’s termination of service, as specified in advance by the director. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date.

For the annual period beginning September 1, 2010, the Chairman of the Board will receive, in lieu of any other director compensation, an annual cash retainer of $500,000, payable in four quarterly installments. In addition, the Chairman will receive an annual award of deferred stock units valued at $500,000, awarded in four quarterly installments. The number of deferred stock units received quarterly will be equal to $125,000 divided by the closing price of our common stock as reported in the Wall Street Journal on the date prior to the date on which the quarterly payment is to be paid. Each deferred stock unit will entitle the Chairman to receive one share of common stock at a time following the Chairman’s termination of service as director, as specified in advance by the Chairman. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date.